Exhibit 4.3

Date: May 15, 2023

THIS WARRANT (THIS “WARRANT”) AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF HOLDER’S COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED OFFER, TRANSFER, PLEDGE, HYPOTHECATION OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

To:

Mizrahi Tefahot Bank Ltd.

WARRANT

To Purchase securities

of

XJET Ltd.

VOID AFTER 5:00 p.m. (prevailing Israel time)

on the last day of the Warrant Period (as defined below)

XJet Ltd., a private company incorporated and registered in Israel (the “Company”), hereby grants to Mizrahi Tefahot Bank Ltd. (the “Holder”), the right to purchase from the Company the number of fully paid and non-assessable securities of the Company, as follows: (i) if this Warrant is exercised prior to the IPO (as defined below), at Holder’s election, either (1) Preferred A-3 Shares, of no par value, of the Company (the “Preferred A-3 Shares”) or (2) to the extent that prior to the exercise of this Warrant, the Company consummated a Qualified Financing (as defined below), the most senior shares issued in the first bona fide Qualified Financing following the date hereof (the “Qualified Financing Shares”) and (ii) if this Warrant is exercised following the IPO, ordinary shares, of no par value, of the Company (the “Ordinary Shares” and collectively with the Preferred A-3 Shares and the Qualified Financing Shares, the “Warrant Shares”), provided that in each case the Holder shall be entitled to the most senior commercial rights, protections, preferences and privileges that were granted to any holder of the applicable Warrant Shares in any relevant Shareholders Rights Agreement, Share Purchase Agreement, Investors’ Rights Agreement, Registration Rights Agreement, or any similar agreement, in each case entered into prior to, or in the framework of, the IPO, concerning the rights of the applicable Warrant Shares (including, without limitation, registration rights, preemptive rights, and anti-dilution rights), all as set forth and subject to the terms and conditions set forth below.

In the event that as part of the Qualified Financing or a financing consummated prior to the IPO, and/or as part of the IPO (in case no Qualified Financing is consummated prior to the IPO), the Company issues options or warrants (and/or any other type of security or other Benefit, including, inter alia, as part of a “unit”) to an investor together with the issuance of applicable Warrant Shares, the Holder shall receive a pro rata right to receive and exercise such options or warrants (and/or any other type of security or other Benefit) at the most favorable exercise price granted to any investor in such financing.

Notwithstanding anything herein to the contrary, in the event that this Warrant is exercised upon the completion of the Warrant Period, or exercised in connection with an Exit Transaction – and at such time: (i) a Qualified Financing has not yet occurred, and (ii) the Company has outstanding convertibles (e.g., advanced investment instruments, SAFEs, CLAs,) in each case which are exercisable or convertible into Company’s shares that have not yet converted into shares - then the Holder shall be entitled, at its sole discretion, to enter into an identical convertible agreement in an amount equal to the Warrant Amount in lieu of exercising this Warrant.

1.	DEFINITIONS

For the purpose of this Warrant:

1.1.	“Alternative Payment” shall mean an amount that the Holder shall be entitled to receive from the Company in consideration of the waiver by the Holder of all or any portion of its rights hereunder in accordance with the provisions of Section 15 below.

1.2.	“Articles of Association” shall mean the Articles of Association of the Company dated April 4, 2022, as currently in effect and binding on the Company and its shareholders, as may be amended from time to time.

1.3.	“Benefit” shall mean the right to any compensation, benefit, or adjustment in any form, including, without limitation, by payment of cash or distribution of any assets (including, without limitation, of shares of any kind) as a result of any issuance by the Company of this Warrant or the Warrant Shares upon the exercise thereof.

1.4.	“Business Day” shall mean any day which is a business day in Mizrahi Tefahot Bank in Israel (not including Fridays, Erev Hag, and Chol HaMoed).

1.5.	“Exercise Price” shall mean the exercise price payable for each Warrant Share purchasable hereunder, which shall be (subject to modification pursuant to Section 9):

1.5.1.	if the this Warrant is exercised prior to the IPO, (i) if exercised into Preferred A-3 Shares, US$1.685 per share, or any lower price per share as may be applicable based on discounts to be provided to the participants of the Last Financing and/or based on retroactive amendments and/or adjustments to the Last Financing documents; and (ii) if exercised into Qualified Financing Shares, the Qualified Financing Price (as defined below) (subject to any retroactive amendments and/or adjustments effected prior to the exercise of this Warrant); and

1.5.2.	if this Warrant is exercised following the IPO, then the lower of: (i) US$1.685 per share (for avoidance of doubt, subject to pre-IPO recapitalization), or any lower price per share as may be applicable based on discounts to be provided to the participants of the Last Financing and/or based on retroactive amendments and/or adjustments to the Last Financing documents; or (ii) the lowest effective public price per share in the IPO (not giving effect to any discounts provided to any underwriter or agent but giving effect to any discounts provided to investors for providing a convertible loan, advance investment, SAFE, or any other form of financing, in each case convertible into Warrant Shares as a result of the IPO).

1.6.	“Effective Date” shall mean the date first set forth above.

1.7.	“Exit Transaction” shall mean an IPO or a Liquidity Event.

1.8.	“Financial Statements” shall mean the Company’s audited balance sheets as of December 31, 2021 and December 31, 2022 and statements of income for the years ended thereon, certified by the Company’s independent certified public accountants.

1.9.	“IPO” shall mean the closing of the first underwritten public offering of the Company’s shares, pursuant to an effective registration statement, including a public offering without an underwriter in a procedure known as “direct listing”, in either case, under the Securities Act of 1933, as amended, (the “Securities Act”) or pursuant to the corresponding securities laws of any other jurisdiction, or any other legal act resulting in the public trading of the Company’s shares in any trade market (other than a registration statement effected solely to implement an employee benefit plan or any other form or type of registration in which the Warrant Shares cannot be included pursuant to the rules of practice of the applicable securities and exchange commission).

1.10.	“Last Financing” shall mean the last equity investment entered into or consummated prior to the Effective Date, i.e. those certain Subscription Agreements entered into by and among the Company and the Investors (all terms as defined therein), dated November 6, 2021, December 1, 2021, December 22, 2021, and January 28, 2022 (collectively, the “SPA”).

1.11.	“Liquidity Event” shall mean: (a) the assignment, sale or other disposition of fifty percent (50%) or more of the Company’s shares, property and/or assets (including, without limitation, by way of share swap or the grant of an exclusive license in respect of a core technology of the Company); (b) the merger, consolidation of the Company with or into another person (following which more than fifty percent (50%) of the Company’s shares are held by persons who, prior to the said transaction, held, in the aggregate, less than fifty percent (50%) of the Company’s shares), or (c) the acquisition or sale of a controlling interest in the shareholding of the Company. A controlling interest shall mean 50% (fifty percent) or more of the issued and outstanding share capital of the Company, and / or the right to appoint a majority of the members of the board of directors of the Company.

1.12.	“Qualified Financing” shall mean the first equity financing, in one or a series of related transactions, by the Company (other than the IPO) consummated after the date hereof and prior to the IPO of at least $10,000,000, in which the majority of funds received by the Company in such financing round are received from investors who are not currently shareholders of the Company or affiliates thereof (excluding any convertible financing and/or SAFEs converted in the framework of such financing round). In the event that the Company consummates an equity financing prior to the IPO that does not reach such threshold, or the majority of funds received by the Company pursuant thereto are received from current shareholders of the Company, then Holder shall be entitled (but not obligated), at its sole discretion, to determine that such round is a Qualified Financing for the purpose of this Warrant.

1.13.	“Qualified Financing Price” shall mean the lowest purchase price of any share issued or issuable pursuant to the Qualified Financing (including, for avoidance of doubt, any discounts provided to any lenders and/or investors for providing a convertible loan, advance investment, SAFE, or any other form of financing, and any discounts provided to [1] placement agents (private or institutional) in private placements). In the event that the Qualified Financing is an IPO in which the Company issues “units” which include a number of types of securities, the Qualified Financing Price shall be the “unit price”, and the Holder shall be entitled to the entire “unit” in consideration for the price per unit.

1	Note to Mizrahi: IPO is carved out from the definition of Qualified Financing, therefore deleted part is irrelevant.

1.14.	“SRA” shall mean that certain Investors Rights Agreement, by and among the Company and certain Shareholders (as defined therein), dated December 1, 2020, and as may be amended from time to time, and/or any future agreement which shall replace it.

1.15.	“Warrant Amount” shall mean USD $1,000,000 (One Million US Dollars).

1.16.	“Warrant Period” shall mean the period for exercise of this Warrant, as determined pursuant to Section 3.

2.	NUMBER OF SHARES AVAILABLE FOR PURCHASE

This Warrant may be exercised to purchase that number of Warrant Shares determined by dividing the outstanding Warrant Amount by the applicable Exercise Price.

3.	WARRANT PERIOD

The Warrant may be exercised, in whole or in part, and on one or more occasions, during the period commencing from the Effective Date and ending eight (8) years following the Effective Date; provided, however, that if all other outstanding warrants of the Company will be exercised and all advanced investments and convertible loans will be converted or repaid, prior to or as part of a Liquidity Event, then the period for exercise of the Warrant shall terminate upon the consummation of the Liquidity Event, subject to compliance by the Company with the provisions of Section 4.1 hereof.

For avoidance of doubt, the parties hereby explicitly agree that this Warrant shall survive the IPO scheduled for 2023.

4.	NOTICE OF EVENTS

4.1.	In the event that the Company (i) signs a definitive agreement for a Liquidity Event, and (ii) at any time while the Company’s shares are not traded on a public market (including a national exchange and over-the-counter), intends to enter into any financing or investment agreement, the Company shall, within 30 (thirty) days thereof and at least 21 (twenty one) days prior to the consummation of such transaction, provide detailed written notice of such event to the Holder unless the giving of such notice is barred by applicable law or by a non-disclosure agreement governing such event. If the giving of such notice is barred, and during the period in which the giving of such notice is barred the Warrant would otherwise have expired, then the Warrant will remain in full force and effect for a further period of 21 (twenty one) days after the date when such notice may be given.

4.2.	Without derogating from the provisions of Section 4.1 and in addition thereto, if at any time while the Company’s shares are not traded on a public market (including a national exchange and over-the-counter), the Company shall (i) offer for subscription pro rata to the holders of its shares any additional shares of any class, (ii) effect any capital reorganization or reclassification or recapitalization of its share capital, (iii) effects any consolidation or merger of the Company with, or sale of all or substantially all of its shares or assets to another person; (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, or (v) occur any other event described in Section 9 of this Warrant, then, in any one or more of said events, the Company shall give the Holder a written notice of the date on which such event shall take place. Such notice shall also specify the date as of which the holders of record of shares shall be entitled to exchange their shares for securities or other property deliverable upon such event, as the case may be. Unless prohibited under the law or by a non-disclosure agreement governing such transaction, such written notice shall be given by not later than thirty (30) days prior to the action in question and by not later than thirty (30) days prior to the record date in respect thereto. If the giving of such notice is prohibited under the law or by a non-disclosure agreement governing such transaction, and during the period in which the giving of such notice is prohibited the Warrant would otherwise have expired, the Warrant will remain in full force and effect for a further period of thirty (30) days after the date when such notice may be given.

4.3.	In the event that the Articles of Association or any agreement to which the Company is a party provides any shareholders of the Company any preemptive, co-sale or tag-along rights upon the sale of shares by any other shareholder, and the Holder, if it held Warrant Shares would be entitled to participate in such sale, the Company will give all necessary notices to the Holder to enable it to exercise the Warrant in a timely manner so as to be able to participate in the sale.

5.	EXERCISE OF WARRANT

5.1.	Exercise. Subject to the provisions hereof, this Warrant may be exercised in whole or in part, on one or more occasions at any time during the Warrant Period. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company or at such other office or agency as the Company may designate in writing, accompanied by a written notice of exercise in the form attached hereto as Exhibit 5.1 and the Warrant shall be deemed to have been exercised at the date of submitting the written notice of exercise to the Company.

5.2.	Exercise for Cash. If the Holder, at its sole discretion, elects to make a cash payment for the Warrant Shares it shall make such payment by not later than 10 (ten) days from giving the aforementioned exercise notice to the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares specified in such notice. The Exercise Price for the number of Warrant Shares specified in the notice shall be payable in immediately available funds, in U.S. dollars. If at such time, the Company has an outstanding loan from, or line of credit with, the Holder, but only if the portion of the Warrant being exercised is then held by the Holder and has not been assigned or transferred to any other party, such payment may, at the Holder’s sole discretion, be made by way of conversion of all or any part of the Company’s debt to the Holder, including any accrued interest (whether then payable or not) and in such case, such debt owed by the Company to the Holder being converted, whether due or not, shall be declared due and converted.

5.3.	EXERCISE ON NET ISSUANCE. In lieu of payment to the Company as set forth in Section 5.2 above, and without the payment of any Exercise Price, the Holder may convert this Warrant in whole or in part, into the number of Warrant Shares calculated pursuant to the following formula, by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the number of Warrant Shares into which the Holder desires to convert this Warrant:

X	=	𝐘(𝐀−𝐁)
𝐀

Where:	X	=	the number of Warrant Shares to be issued to the Holder;

	Y	=	the number of Warrant Shares to which the Holder is otherwise entitled upon exercise of this Warrant (excluding Warrant Shares already issued under this Warrant);

	A	=	the Fair Market Value (as defined below) of one Warrant Share at the time of exercise; and

	B	=	the Exercise Price in effect at the time of exercise.

Upon completion of the calculation, if X is a negative number, then X shall be deemed to be 0 (zero).

As used herein, the “Fair Market Value” of a Warrant Share shall mean one of the following, in descending order of priority:

5.3.1.	If exercised in connection with a Liquidity Event in which shareholders of the Company receive payment for the transfer of shares held by them, then the highest price at which any Warrant Shares are purchased within the framework of the Liquidity Event.

5.3.2.	If exercised in connection with the IPO, then the public offering price (before deduction of underwriters’ discounts or commissions) in the IPO.

5.3.3.	If the exercise date is within 90 (ninety) days of any issuance of shares by the Company pursuant to any Qualified Financing, then the highest price at which any such shares are issued within the framework of such Qualified Financing.

5.3.4.	If the Company’s shares that are of the same class as the Warrant Shares (as may be reclassified as set forth herein) are listed on a securities exchange or are quoted on the quoting system on which shares of the Company are registered, then volume weighted average of the closing price of a Warrant Share, as reported on the principal stock exchange on which the Company’s shares are traded at such time during the five (5) trading days immediately preceding the delivery of the notice of exercise.

5.3.5.	If the securities into which this Warrant may be exercised are listed on a securities exchange or are quoted on the quoting system and item 5.3.4 does not apply, then the product of (i) the volume weighted average of the closing price of such securities during the five (5) trading days immediately preceding the delivery of the notice exercise, and (ii) the number of shares of such security into which one Warrant Share is convertible at the date of calculation.

5.3.6.	If the Company’s shares are not listed on a securities exchange or are not quoted on the quoting system on which shares of the Company are registered, but are traded in the over-the-counter market, then the average mean of the bid and asked prices on the five (5) trading days immediately preceding the delivery of the notice of exercise.

If the Fair Market Value cannot be determined pursuant to Sub-sections 5.3.1 - 5.3.6 above, the Fair Market Value shall be as determined in good faith by the Board of Directors of the Company, provided, however, that the Holder shall be entitled to demand in writing that the valuation be established by mutually agreed upon independent auditors who are an internationally recognized auditing firm, at the joint expense of the Company and the Holder.

5.4.	Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

5.5.	Issuance of the Warrant Shares. Upon presentation and surrender of the notice of exercise and after the payment of the Exercise Price pursuant to Section 5.2, or upon presentation and surrender of the notice of exercise pursuant to Section 5.3, as the case may be, the Company shall issue within three (3) Business Days to the Holder the Warrant Shares to which the Holder is entitled in connection with such exercise.

As of and from the close of business on the date of receipt by the Company of the notice of exercise (and, if applicable, the payment of the Exercise Price multiplied by the number of Warrant Shares mentioned in the written notice of exercise from the Holder to the Company), the Holder shall be deemed to be the holder of the Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. Subject to Section 17, the Company shall pay all duties, commission, stamp taxes and other charges that may be payable in connection with the issuance of such Warrant Shares and the preparation and delivery of share certificates pursuant to this Section 5 in the name of the Holder.

All Warrant Shares issued shall be fully paid and non-assessable.

5.6.	Automatic Exercise. Without derogating from Section 4.1, if at the time of expiry of the Warrant Period for any portion of the Warrant, any portion of the Warrant has not been exercised, this Warrant (solely with respect to the amount for which the Warrant Period shall then expire) will be deemed to have been exercised in accordance with the provisions of Section 5.3 at the date of expiry of the Warrant Period.

5.7.	Conditional Exercise. Any (i) purchase of Warrant Shares, or (ii) exercise of the Alternative Payment pursuant to Section 15 below, by the Holder in connection with the receipt of a notice of an anticipated Liquidity Event or IPO may be made conditional upon the consummation and closing of such Liquidity Event, equity raising event of the Company, or IPO, as applicable.

6.	RESERVATION OF SHARES AND PRESERVATION OF RIGHTS OF HOLDER

The Company hereby agrees that at all times it will maintain and reserve, free from preemptive rights, lien or other third-party rights, such number of authorized but un-issued shares in its capital, so that this Warrant may be exercised without additional authorization of Warrant Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by charter amendment of its organization documents or through reorganization, voluntary liquidation, consolidation, merger, dissolution, winding up or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants and undertakes to Holder as follows:

7.1.	This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms. The grant of this Warrant and the issuance of the Warrant Shares in accordance herewith shall not entitle any third party, including any shareholders of the Company, to any pre-emptive rights, anti-dilution rights, or other Benefits.

7.2.	The Warrant Shares, when issued in accordance with the terms hereof, shall be duly authorized, will be validly issued, fully paid and non-assessable, not subject to any preemptive rights (other than preemptive rights waived prior to the issue of this Warrant) and issued free and clear of all debts, liens, encumbrances, taxes, charges, equities, claims, any rights of third parties and any other liabilities, other than any such liability created by or with respect to the Holder.

7.3.	The execution and delivery of this Warrant do not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not, conflict with the Articles of Association and/or the Last Financing and/or the SRA and/or with any other agreement to which the Company is a party, and do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or, except for consents and waivers that have already been obtained by the Company, require any waiver or the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person known to the Company other than the need to file an immediate report regarding the issuance of the Warrant Shares (if and when they are issued pursuant to an IPO).

Without derogating from the generality of the aforesaid, the Company has fulfilled all requirements of the Articles of Association, the SPA, the SRA and any other agreement and/or document by which the Company is bound in respect of pre-emptive rights, veto rights or any other limitations on the issuance of this Warrant or the right of the Holder to exercise the Warrant and purchase the Warrant Shares, and every shareholder or other holder of pre-emptive rights or any other rights has waived or failed to exercise such rights within the time periods specified, after receiving due notice of this transaction and its terms, if applicable.

7.4.	Without derogating from the Holder’s rights, the Company warrants and undertakes, that no holder of the Company’s shares (or related party thereto), is or shall be entitled to any bonus, compensation, royalty payments, grant or any fiscal or monetary rights from the Company, to which the Holder, subject to the exercise of the Warrant, is not entitled, other than bona fide payment to shareholders who are employees or who provide services to the Company, which payment is made to such shareholders not in their capacity as shareholders.

7.5.	Without derogating from the above, the Company warrants and undertakes, that it has received all required waivers, approvals and consents from all shareholders and investors, to enable the Holder to become a party to the SRA, and to be entitled to all rights that the holders of the Company’s shares are entitled to.

7.6.	The Warrant shall be registered on the books of the Company when issued.

7.7.	In the event that this Warrant will be exercised after the consummation of the IPO, the Company shall reasonably cooperate with Holder in the removal of the Legend (as defined below), subject to receiving from Holder the information and documents reasonably requested by the Company.

7.8.	The share capital of the Company on a fully diluted and as converted basis is as set forth in Exhibit 7.6 attached hereto. Except as set forth in Exhibit 7.6, as of the date hereof, there are no outstanding options, warrants, convertible instruments, rights or agreements or commitments or understandings, or ongoing negotiations for any of the above, of any kind, for the purchase or acquisition from the Company of any of its securities.

7.9.	The Financial Statements, as were provided to the Holder prior to the date hereof, (a) were prepared in accordance with the books and records of the Company; in accordance with US generally accepted accounting principles (GAAP) consistently applied; (b) fairly present the Company’s financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby (subject to year-end adjustments); and (c) contain and reflect all necessary adjustments, accruals and reserves for a fair presentation of the Company’s financial condition and the results of its operations for the periods covered by said Financial Statements (subject to year-end adjustments), provided however that any unaudited Financial Statements may be subject to amendments upon audit.

7.10.	There has been no claim or proceeding against the Company seeking bankruptcy, reorganization or other relief with respect to it or its debts under any foreign or domestic, federal, state or local bankruptcy, insolvency or other similar law, or any petition filed against any part of the property of the Company.

7.11.	The Articles of Association of the Company, as in force at the date hereof, are attached hereto as Exhibit 7.9.

7.12.	The Last Financing was effected in accordance with the SPA and the documents referenced therein, and no amendments to such documents have been made thereafter, and no amendments to such documents shall hereafter be made without the consent of the Holder.

7.13.	No financing has been received by the Company since the Last Financing.

8.	HOLDERS’ REPRESENTATION

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or any other securities laws. The Holder acknowledges by acceptance of this Warrant that: (a) it has acquired this Warrant for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of this Warrant or the Warrant Shares; (b) it has either a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction and can bear the economic risk of this transaction; (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act; and (d) it has had an opportunity to ask questions of and receive answers from a Company and its representatives concerning the Company. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution, that such Warrant Shares will not be registered under the Securities Act and applicable state securities laws or any other securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws, or an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) (the “Legend”) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such Legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

9.	ADJUSTMENT

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

9.1.	Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, to reflect the increase in the number of outstanding Warrant Shares, and conversely, if the Company at any time or from time to time combines the outstanding Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased, to reflect the decrease in the number of outstanding Warrant Shares. Any adjustment under this Section 9.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.2.	Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of shares entitled to receive a dividend or other distribution payable in additional shares of the Company, then and in each such event the number of Warrant Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Warrant Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. The Exercise Price will be reduced by the same proportion.

9.3.	Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of shares entitled to receive a dividend or other distribution payable in securities of the Company other than shares, then in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Warrant Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised for Warrant Shares immediately prior to such event (or the record date for such event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 9 and the Articles of Association with respect to the rights of the Holder. In the event the Company, at any time or from time to time, distributes dividends (in cash or in any other form, including, without limitation, assets of the Company, but other than in securities) the Exercise Price will be reduced by the per Warrant Share amount of the distribution.

9.4.	Other Transactions. In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Warrant Shares, adjusting the Exercise Price, and/or by procuring that the Holder shall be entitled, on economically proportionate terms, determined in good faith by the Company’s Board of Directors, to acquire additional shares of the spun-off or split-off entities, in the event of an exercise of this Warrant.

9.5.	Other Dilutive Events. In case any event shall occur as to which the preceding Sections 9.1 through 9.4 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the Holder’s rights to receive Warrant Shares represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Company’s Board of Directors shall, in good faith, determine what adjustments are necessary to preserve the rights of the Holder to receive shares represented by this Warrant and take all necessary steps to implement such preservation of rights.

9.6.	CONVERSION OF PREFERRED SHARES. In the event that all outstanding shares of the class of the Warrant Shares are converted, automatically or by action of all or a majority of the holders thereof, into any other class of shares pursuant to the provisions of the Company’s Articles of Association as then in effect, including, without limitation, in connection with an IPO, then from and after the date on which all outstanding shares of the Warrant Shares have been so converted, this Warrant shall be exercisable into such number of shares into which the Warrant Shares would have been converted had the Warrant Shares been outstanding on the date of such conversion, and the Holder will be entitled to all other rights granted to the holders of such Warrant Shares (e.g. options, bonus shares, or other Benefits) (other than rights explicitly granted in connection with the holding of other previously issued series of Company’s shares), and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion, divided by the number of ordinary shares into which one Warrant Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

9.7.	Pay to Play. If Pay to Play Provisions are at any time during the term of this Warrant applied to the outstanding shares of the class of the Warrant Shares, then from and after such application, the class of shares into which this Warrant may be exercised shall mean that class and series of the Company’s securities that a holder of outstanding shares of the Warrant Shares as of immediately prior to such application would have received or retained had such holder participated in the manner necessary to receive or retain the class and series of the Company’s securities having the relative rights, powers, privileges and preferences more favorable to the holder, provided that the Holder joins such Pay to Play round and invest up to such amount of cash based on its percentage of the Company’s shares on a fully diluted basis (assuming the exercise in full of this Warrant). The Company will provide the Holder with all notices provided to its shareholders in connection with the Pay to Play Provisions and the transactions contemplated thereunder and will provide the Holder the opportunity to participate in the Pay to Play round. It is hereby explicitly agreed that such right of Holder shall not be conditioned upon exercise of this Warrant.

As used herein, “Pay to Play Provisions” means provisions set forth in the Articles of Association, or in a shareholders agreement or for an ad-hoc reason for particular investment, that require holders of the outstanding shares of the class of the Warrant Shares to participate in a subsequent round of equity financing of the Company or lose all or a portion of the benefit of anti-dilution protection or any other right, power, privilege or preference applicable to such shares or have such shares automatically convert to ordinary shares or another class or series of the Company’s share capital, other than the mere dilutive effect of a shareholder electing not to participate in such round of equity financing, whether in accordance with his/her/its preemptive rights or otherwise.

9.8.	Anti-Dilution Adjustment. Without duplication of any adjustment otherwise provided for in this Section 9, if, while this Warrant, or any portion hereof, remains outstanding and unexpired and prior to the IPO, the Company issues or sells any class or series of securities or any instrument convertible into securities of the Company at a price per share such that the class of Warrant Shares into which this Warrant is exercisable are entitled to an anti-dilution adjustment pursuant to the Articles of Association, or if the conversion price of the class of Warrant Shares into which this Warrant is exercisable is otherwise reduced, then such reduction shall be deemed to apply automatically to the Warrant Shares purchasable by exercising this Warrant, such that upon such exercise, the conversion price of the Warrant Shares shall be that reduced conversion price determined for the class of shares constituting the Warrant Shares.

9.9.	Adjustment of Exercise Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

10.	SHARE SWAP

Subject to the provisions of Section 4, the Company undertakes not to enter into any share swap agreement or arrangement (such as a merger, reorganization, or sale of all, or substantially all, of the Company’s shares) (a “Share Swap”), unless the other company to such Share Swap agreement undertakes to allot to the Holder, upon, and subject to, the exercise of this Warrant, such securities as were swapped for the shares of the Company, as though the Holder had held the Warrant Shares on the record date of the Share Swap. In the event of a Share Swap, the securities issuable upon exercise of this Warrant shall be the swapped securities of such other company (not the Company’s shares). Nothing herein shall derogate from the notice requirements of Section 4. For the removal of doubt, a Share Swap may be deemed an Exit Transaction.

11.	HOLDER’S RIGHTS AND OBLIGATIONS

11.1.	Upon exercise of the Warrant, in whole or in part, the Holder shall be entitled to become a party to the SRA (or to any amendment to such agreements), or to any current or future Shareholders’/Investors’ Rights Agreement and/or any other similar type of agreement that may be entered into by the investors in the Qualified Financing (in the event the Holder has elected, pursuant to the terms of this Warrant, that the Warrant Shares to be issued with respect to any unexercised portion of the Warrant shall be Qualified Financing Shares), and shall be deemed as an investor for all purposes thereunder. For the avoidance of doubt, if any fiscal or monetary rights are granted to investors in the next Qualified Financing and the Warrant Shares are of the same class of shares issued in such Qualified Financing, then the Holder shall be entitled to such fiscal or monetary rights, protections, preferences and privileges attached to the Warrant Shares.

11.2.	In connection with an IPO:

11.2.1.	The Holder agrees that the Warrant Shares shall be subject to the “lock-up” provisions, and in connection therewith, the Holder agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are necessary to give further effect thereto.

11.2.2.	The Company undertakes and agrees that Holder’s Warrant Shares, following the exercise thereof, shall be entitled to the most senior registration rights of any shareholder of the Company, which were granted prior to the IPO.

11.3.	Notwithstanding anything herein to the contrary, for as long as this Warrant is outstanding and prior to the IPO, in connection with any offering of New Securities (as such term is defined in the Articles of Association), Company hereby grants to Holder the right to invest up to such amount of cash as is required to enable Holder to purchase that number of shares as will enable Holder to own or acquire immediately after completion of such offering the same percentage of the securities of Company (on a fully diluted basis) as Holder owned and/or had the right to purchase under this Warrant. It is hereby explicitly agreed that such right of Holder shall not be conditioned upon exercise of its rights under this Warrant. Holder agrees that if Holder intends to exercise the right granted to it herein then Holder shall so notify Company no later than the date which is fourteen (14) days after the date that Company notified Holder of the corresponding securities offering.

11.4.	It is acknowledged and agreed that for the purpose of determining the Company holdings of the Holder for the purpose of Section 11.2, the designation of the Warrant Shares shall be determined as follows: (i) if at the time of calculation the Qualified Financing has not yet occurred or was not deemed to occur, the Warrant shall be deemed to be exercisable into Preferred A-3 Shares, (ii) if at the time of calculation the Qualified Financing has occurred or was deemed to occur, the Warrant shall be deemed to be exercisable into Qualified Financing Shares immediately prior to commencement of such offering.

11.5.	The Company undertakes that – notwithstanding anything to the contrary in the Articles of Association and/or in any other agreement - at no stage (currently or in the future) will the transfer/sale of this Warrant and/or the Warrant Shares underlying this Warrant), be subject to a co-sale right of other security holders of the Company.

12.	COVENANTS

12.1.	Good Faith. The Company represents and warrants that it will not intentionally take any action which may deprive the Holder of its rights or may harm Holder’s rights hereunder; and the Company shall fulfill its commitments as set forth in this Warrant in good faith; and Company shall protect Holder from any unfair actions by other shareholders.

12.2.	No Action. The Company shall not take any action which would render unavailable the exemption from the registration provisions of the Securities Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder.

13.	NOTICE OF CHANGES AND EXCHANGE OR LOSS OF WARRANT

13.1.	Whenever the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in Section 9, the Company shall promptly compute such adjustment and deliver to the Holder a certificate, signed by an authorized officer of the Company, setting forth the number of Warrant Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

13.2.	Upon receipt by the Company of a declaration by an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of a declaration that the Holder will provide indemnification, and reimbursement to the Company of all reasonable expenses incidental thereto and surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

14.	ASSIGNMENT

The Holder may, at any time, offer, sell, assign, transfer or otherwise dispose of this Warrant, in whole or in part and on one or more occasions, to any Affiliate of the Holder, provided that such assignee does not directly compete with the Company, by notification to the Company in the form of assignment attached here as Exhibit 14, duly completed and signed. For purposes hereof, “Affiliate” means, any entity which is a subsidiary (חברת בת) or an affiliate (חברה קשורה) of the Holder (as such terms are defined in the Israeli Securities Law, 1968), a parent company of the Holder, and/or any financial institution or bank, or venture capital fund / debt financing fund, in each case of venture capital fund / debt financing fund that has assets under management in excess of NIS 1 billion (such calculation taking into account any assets managed in the fund itself and/or in the fund’s group (e.g. Fund II, III, etc.), as well as co-investment vehicles, accounts (whether directly advised or sub-advised), special purpose vehicles associated therewith, affiliated funds, and/or funds created, managed and/or controlled by the same GP and/or affiliated therewith.

For avoidance of doubt, a venture capital fund which has limited holdings in a competitor of Company shall not be deemed a competitor, for the purpose hereof.

15.	ALTERNATIVE PAYMENT

Upon or immediately prior to the consummation of a Liquidity Event, the Holder may elect to waive all (but not part) of its then outstanding rights under this Warrant in consideration for the payment by the Company of the Alternative Payment. Such waiver shall be made by written notice to the Company, after the Company shall have provided notice of a Liquidity Event to the Holder, which includes the material terms of such transaction, in accordance with the procedure specified in Section 4. The Holder shall be entitled, within fourteen (14) days of receipt of such notice, to advise the Company in writing of its election to waive its rights as aforesaid (provided that any such notice may be made conditional upon the consummation and closing of the transaction).

In the event the Company receives from the Holder a notice of waiver as described above, the Company will pay to the Holder the Alternative Payment upon or immediately prior to the consummation of such transaction. The Alternative Payment payable in consideration of the waiver of all the rights of the Holder to purchase Warrant Shares under this Warrant shall be equal to $750,000 (seven hundred and fifty thousand U.S. dollars). In the event the Warrant was partially exercised prior thereto, the Alternative Payment payable by the Company in connection with such waiver, shall be proportionally reduced.

Any waiver of the Holder’s rights under this Warrant in consideration of the Alternative Payment shall be conditional upon the consummation and closing of the relevant Liquidity Event as specified in the waiver notice.

For the purpose of clarity, it is hereby clarified that in the event that the Company shall consummate an IPO, the Holder shall not be entitled to the Alternative Payment upon such IPO; provided, however, that in such event, this clause shall survive thereafter, and thus – in the event that the Company shall consummate a Liquidity Event after such IPO, the Holder shall be entitled to the Alternative Payment, at its sole and absolute discretion.

Payment of the Alternative Payment according to this Section 15 shall be prior to any distribution preferences set forth in the Articles of Association or any other profit sharing or preferred liquidation preference payable to any other security holder of the Company. In addition, payment of the Alternative Payment shall be prior to any payment to Investors under any SAFE Agreements and/or CLAs, and prior to any payments of shareholders loans. The Company shall attain any necessary consents and waivers to guarantee such commitment.

16.	MINIMAL PROTECTION OF HOLDER UPON SALE OF SHARES

16.1.	Any future sale of substantially all the shares of the Company in the framework of a merger or acquisition of the Company shall include the sale of the Holder’s Warrant Shares (and any additional shares issued in connection therewith) and shall be subject (at least) to the following protections of the Holder:

16.1.1.	any representations and warranties to be made by Holder in connection with the sale of its shares shall be limited to representations and warranties related to authority, ownership and title and the ability to convey title to the securities held by the Holder, and tax status and residency of the Holder;

16.1.2.	the Holder shall not be liable for the inaccuracy of any representation or warranty made by any person other than the Company in connection with the proposed transaction (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company);

16.1.3.	the liability for indemnification, if any, of Holder, in the proposed transaction, and for the inaccuracy of any representations and warranties made by the Company in connection with such proposed transaction, will be several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company), and is pro rata in proportion to the amount of consideration paid to Holder in connection with such proposed transaction (provided however, that such consideration DOES NOT INCLUDE the repayment of the outstanding loans provided by the Holder to the Company, if any); and

16.1.4.	Holder’s maximum liability shall be limited to Holder’s applicable share (determined based on the respective proceeds payable to each shareholder in connection with such proposed transaction, (provided however, that such consideration DOES NOT INCLUDE repayment of the outstanding loans provided by the Holder to the Company, if any) of a negotiated aggregate indemnification amount that applies equally to all shareholders but that shall in no event exceed the amount of consideration payable to Holder in connection with such proposed transaction (except with respect to claims related to fraud by Holder, the liability for which need not be limited as to Holder).

16.2.	This Section 16 shall survive the exercise of this Warrant and shall remain in full force and effect with respect to any shares purchased as a result of the exercise of this Warrant, provided, however, for the avoidance of doubt, that this Section 16 shall have no effect if the definitive agreement pursuant to which the transaction detailed in Section 16.1 is consummated, does not include any indemnification undertaking by the Company’s shareholders.

17.	TAXES

17.1.	Holder shall bear full responsibility for all tax obligations and consequences relating to the issuance, transfer or exercise of this Warrant or sale of the Warrant Shares issuable upon the exercise of this Warrant, which by their nature apply to holders of warrants. In the event that the Company is required under applicable law to withhold any tax as a result of the exercise of this Warrant and/or the issuance of the Warrant Shares underlying the Warrant, the Company will be entitled to withhold such taxes in accordance with applicable law; provided, however, that if Holder provides the Company with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israel Tax Authority, then such withholding (if any) shall be made only in accordance with the provisions of such certificate.

17.2.	In the event that the Company is required under Israeli law to withhold taxes in connection with the exercise of this Warrant and/or the issuance of the Warrant Shares underlying the Warrant in accordance with the provisions of Section (a) above, the Company shall be entitled to (i) deduct such amounts actually paid by the Company to the Israeli Tax Authority from any cash consideration payable to the Holder as a result of such exercise and/or issuance, as the case may be, or (ii) absent of such sufficient cash consideration, the Holder shall reimburse the Company for such shortfall of cash amount actually withheld by the Company and paid to the applicable Israeli tax authority; in each case provided that: (i) prior to making any tax withholding payment, the Company shall advise Holder in writing of such proposed payment in order to allow Holder to present to the Company a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israel Tax Authority, (ii) in connection with the tax withheld by the Company, if any, the Company will furnish Holder with proof reasonably satisfactory to Holder indicating that the Company has made all such withholding tax payments, and (iii) the Company will cooperate with Holder in connection with any information and documentation reasonably required by Holder in connection with credits, exemptions, rebates, or other benefits to be obtained by Holder in connection with such withholding payments made by the Company, which credits, exemptions, rebates, or other benefits shall be property of the Holder.

18.	EXPENSES

The Company shall pay to the Holder, on the Holder’s demand, all reasonable expenses incurred by the Holder in connection with any amendment, supplement to, or waiver and/or consent in connection with, this Warrant, or any proposal for such an amendment to be made, initiated or requested by the Company and the preparation and delivery of share certificates in the name of the Holder.

19.	GOVERNING LAW

This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of Israel, without giving effect to the conflict of law rules thereof; and the parties hereto irrevocably submit to the exclusive jurisdiction of the competent courts of Tel Aviv in respect of any dispute or matter arising out of or connected with this Warrant.

20.	NOTICES

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered, or 3 (three) Business Days after deposit if deposited in the mail for mailing by certified mail, postage prepaid, or one Business Day after having been sent if sent by facsimile or email, and addressed as follows:

If to Holder:	Mizrahi Tefahot Bank Ltd.
7 Jabotinsky Street.
Ramat Gan, Israel
E-mail: Dani_maor@umtb.co.il
Attn: Dani Maor

with a copy to (which shall not constitute a notice):

Shlomo Farkas, Adv.
Goldfarb Gross Seligman Law Firm
One Azrieli Center, Circular Tower
Tel Aviv 6701101, Israel
Email: shlomo@gkh-law.com

If to Company:	Xjet Ltd.

__________________

Email:__________________

with a copy to (which shall not constitute a notice):

Dr. Shachar Hadar, Adv.
Ran Camchy, Adv.
Meitar, Law Offices
16 Abba Hillel Road
Ramat Gan 5250608, Israel

email: shacharh@meitar.com and
ranca@meitar.com

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

21.	ENTIRE AGREEMENT

This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

22.	INTERPRETATION

The headings hereof are for the sake of convenience alone and shall not be relied upon in the interpretation hereof. Where the context requires, words importing the singular shall also import the plural, and vice versa, and words importing the whole shall also import any part thereof, and vice versa. Expressions importing persons shall also include corporate entities. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations. The use of the word “or” shall not, necessarily, be exclusive. The term “Dollar”, “$”, “US$”, or USD shall refer to the currency of the United States of America. “Writing”, or any term of like import, shall include words typewritten, printed, painted, photographed or represented or reproduced by any mode of reproducing words in a visible form, including email, facsimile, or other form of writing produced by electronic communication. Any agreement or law defined or referred to herein shall mean such agreement or law as from time to time may be amended, modified or supplemented. Any drafts and changes made in this Warrant during the negotiation thereof shall not be used for any purpose, and shall not be considered in construing or interpreting this Warrant. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Warrant.

23.	AMENDMENT; WAIVER

Any term or condition hereof may be amended and the observance of any term or condition hereof may be waived (either generally or particularly, and either retroactively or prospectively), only with the prior written consent of the Company and the Holder. No waivers of or exceptions to any term or condition hereof, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term or condition.

24.	DELAYS OR OMISSIONS

No delay or omission to exercise any right, power or remedy accruing hereunder to any party hereto upon any breach or default of this Warrant by the other party shall impair any such right, power or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence in any such breach or default or any similar breach or default thereafter occurring.

25.	CUMULATIVE REMEDIES

All remedies provided in this Warrant are cumulative and not exclusive of any other remedies that may be available to a party hereto, whether provided by law or otherwise.

26.	COUNTERPARTS

This Warrant may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Executed counterparts delivered via any means of electronic transmission shall be deemed as originals.

[Signature Page Follows]

IN WITNESS HEREOF, the parties have executed this Warrant as of 15 day of May, 2023.

Xjet Ltd.

By:	/S/ Orit Tesler Levy
Title:	CFO

By:	/S/ Avi Cohen
Title:	Executive Chairman

By:	/S/ Yair Alcobi
Title:	CEO

EXHIBIT 5.1

NOTICE OF EXERCISE

To: Xjet Ltd.

1.	The undersigned hereby elects to purchase _____________ [number] Shares of XJet Ltd. (the “Company”), par value NIS ________ each, pursuant to the terms of the attached Warrant.

2.	Payment:

[     ] Enclosed is payment of $ _______________ in cash / by a cashier’s check payable to the order of the Company.

[     ] Cashless exercise pursuant to Section 5.3 (Exercise of Net Issuance) of the Warrant.

3.	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares (as defined in the Warrant) are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Warrant Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any other securities laws.

4.	Please issue a certificate representing said Warrant Shares in the name of the undersigned, at the following address:

______________________

______________________

______________________

5.	Please issue a new Warrant for the unexercised portion of the Warrant (if any) in the name of the undersigned.

(Date)	(Print Name of Holder)

(Signature)

Name:
Title:
Telephone:

EXHIBIT 14

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________________ the right represented by the Warrant to purchase   _______________________ [number] _______________ [Preferred] __ Shares of Xjet Ltd. to which the Warrant relates.

The provisions of the Warrant shall be binding upon the Transferee, and Transferee agrees to assume all of the rights and obligations of the undersigned under the Warrant.

Dated:_____,___

[Signature must conform in all respects to name of holder as specified on the face of the Warrant]

Address of Transferee

In the presence of:	Signature of Transferee